Exhibit 99.1

Company Contact:	Investor Relations:
William R. Council, III	Rodney O’Connor
President and CEO	Cameron Associates
(615) 771-7575	(212) 554-5470
Advocat Announces 2009 Third Quarter Results
Revenue and Income Increased, and Fourth Quarter Dividend is Declared
BRENTWOOD, Tenn., (November 9, 2009) — Advocat Inc. (NASDAQ: AVCA) today announced its results for the third quarter and nine months ended September 30, 2009. A fourth quarter dividend of $0.05 per share was declared on November 3, 2009 and will be paid in January 2010 to shareholders of record on December 31, 2009.
Highlights for Third Quarter 2009
Key Highlights for the third quarter of 2009 compared to the third quarter of 2008 include the following:
•	Revenue increased 6.7% to $77.1 million in 2009 compared to $72.2 million in 2008.

•	Occupancy increased to 77.1% in 2009 compared to 75.3% in the third quarter of 2008 and 76.6% in the second quarter of 2009.

•	Medicare rates increased 4.4% compared to 2008 as a result of annual inflation adjustments and the acuity levels of Medicare patients in the Company’s nursing centers.

•	Medicaid rates increased 5.4% in 2009 compared to 2008 as a result of rate increases in certain states, increasing patient acuity levels and provider tax increases.

•	Net income from continuing operations was $1.1 million in 2009 up $0.7 million from 2008, or $0.18 per diluted common share compared to $0.10 per diluted common share in 2008.

•	Funds provided by operations were $3.0 million in 2009 compared to $2.3 million in the third quarter of 2008.
CEO Remarks
William R. Council, III, noted, “We continue to make steady progress in this difficult economic environment. I’m pleased we have been able to increase occupancy in this difficult economy, and we are containing costs wherever possible. The renovated facilities are performing very well and we are adding sites to the program. Our new facility in Paris, Texas has done very well, with census increasing 28% since the opening in late August.”
Mr. Council continued, “In the four years since we embarked upon a renovation program we have completed improvements on 12 nursing centers, and we continue to be pleased with the results of this program. For the third quarter of 2009 compared to the last twelve months prior to commencement of the renovation, the average return on investment for the eleven renovations completed prior to the beginning of the third quarter of 2009 was 41%. We are very pleased with the completion of the Brentwood Terrace replacement facility in Paris, Texas, with completion on time and under budget. The response the brand new state-of-the-art facility has generated as well as the community’s support have been extremely gratifying.”
Other Highlights for the Third Quarter 2009
Revenues increased to $77.1 million in 2009 from $72.2 million in 2008, an increase of $4.9 million, or 6.7%. This increase is primarily due to increased Medicaid rates in certain states, increased Medicaid census, and Medicare rate increases.
The following table summarizes key revenue and census statistics for continuing operations for each period:

	Three Months Ended
	September 30,
	2009	2008
Skilled nursing occupancy	77.1%	75.3%
Medicare census as percent of total	12.3%	12.6%
Managed care census as percent of total	1.2%	1.2%
Medicare revenues as percent of total	29.7%	30.4%
Medicaid revenues as percent of total	55.2%	54.5%
Managed care revenue as percent of total	2.6%	2.4%
Medicare average rate per day	$402.69	$385.86
Medicaid average rate per day	$147.73	$140.19
Managed care average rate per day	$375.63	$338.39
The Company’s average rate per day for Medicare Part A patients increased 4.4% in 2009 compared to 2008 as a result of annual inflation adjustments and the acuity levels of Medicare patients in its nursing centers, as indicated by RUG level scores, which were higher in 2009 than in 2008. The Company’s average rate per day for Medicaid patients increased 5.4% in 2009 compared to 2008 as a result of rate increases in certain states, partially funded by increased provider taxes, and increasing patient acuity levels.
Key expense items for the third quarter include:
•	Operating expense increased to $61.8 million in 2009 from $58.3 million in 2008, an increase of $3.5 million, or 6.1%. Operating expense decreased to 80.2% of revenue in 2009, compared to 80.7% of revenue in 2008.

•	The largest component of operating expenses is wages, which increased to $37.4 million in 2009 from $35.6 million in 2008, an increase of $1.8 million, or 5.1%. Wages increased primarily because of labor costs associated with increased census and patient acuity levels, competitive labor markets in most of the areas in which the Company operates and regular merit and inflationary raises for personnel (increase of approximately 1.6% for the period).

•	Cash expenditures for professional liability costs were $1.4 million in 2009 compared to $1.7 million for 2008.

•	Employee health insurance costs were approximately $0.8 million higher in 2009 compared to 2008, a 54.5% increase in costs.

•	Provider taxes increased approximately $0.7 million in 2009, primarily a result of new rate legislation in Florida.

•	Transition of residents and operations to the newly constructed Brentwood Terrace replacement facility and the increase in census at this new building resulted in approximately $0.2 million in increased operating costs for additional wages, maintenance, advertising and travel that are not expected to be incurred in future periods.

•	Bad debt expense was $0.3 million lower in 2009 compared to 2008.

•	General and administrative expense totaled $4.6 million in 2009 and in 2008. As a percentage of revenue, general and administrative expense decreased to 6.0% in 2009 from 6.4% in 2008.
Funds provided by operations were $3.0 million in 2009 compared to $2.3 million in the third quarter of 2008; this improvement resulted primarily from the Company’s operating income and revenue increases as a result of increased occupancy and average daily rate.
Revenue and Income Highlights for Nine Months
Revenue increased to $226.9 million in 2009 from $214.5 million in 2008, an increase of $12.4 million, or 5.8%. This increase is primarily due to increased Medicaid rates in certain states, Medicare rate increases, and increased Medicaid census, partially offset by the effects of lower Medicare census.
Income from continuing operations before income taxes was $4.0 million for nine months ended September 30, 2009 compared to $6.9 million for the same period in 2008. The major difference was attributable to professional liability expense which was $7.1 million in 2009 compared to $636,000 in 2008. The diluted income per common share from continuing operations was $0.38 and $0.71 for 2009 and 2008, respectively.
Replacement Facility
In August 2009, the Company completed construction of Brentwood Terrace, a new 119 bed nursing center, replacing an older facility. The daily census as of October 31, 2009 increased to 86 compared to 67 as of August 25, 2009, the day we moved into the facility, and Medicare census increased to 10 compared to 7. For the third quarter of 2009, average daily census increased to 72 compared to 37 for the second quarter of 2008, when we began construction, and Medicare average daily census increased to 8 compared to 3.
Facility Renovation Update
During 2005, Advocat began an initiative to complete strategic renovations of certain facilities to improve occupancy, quality of care and profitability. Management developed a plan to begin with those facilities with the greatest potential for benefit, and began the renovation program during the third quarter of 2005. As of September 30, 2009, renovation projects have been completed at eleven facilities, a twelfth was completed in the fourth quarter of 2009, and work has commenced on projects at two additional nursing centers, including a 15 bed expansion at one nursing center. Plans for additional renovation projects are in development.

A total of $15.6 million has been spent on the eleven completed renovations, with $10.0 million financed through Omega, $4.5 million financed with internally generated cash, and $1.1 million financed with long-term debt.
A table is included with this press release summarizing operating results at renovated nursing centers.
Conference Call Information
A conference call has been scheduled for Tuesday, November 10, 2009 at 9:00 A.M. Central time (10:00 A.M. Eastern time) to discuss third quarter 2009 results.
The conference call information is as follows:

Date:	Tuesday, November 10, 2009
Time:	9:00 A.M. Central, 10:00 A.M. Eastern
Webcast Links:	www.streetevents.com
www.earnings.com
www.irinfo.com/avc

Dial in numbers:	888-679-8033 (domestic) or 617-213-4846 (International)
Passcode:	96156913
The call will consist of remarks from management as well as a question and answer session. In addition to the questions posed during the live call, management will also be addressing questions submitted by email. If you would like to submit a question please email it to InvestorRelations@advocat-inc.com before the start of the call.
Please use the following link to pre-register and view important information about this conference call. Pre-registering is not mandatory, but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the call. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register, please go to:
https://www.theconferencingservice.com/prereg/key.process?key=PQECVX3VA
A replay of the conference call will be accessible two hours after its completion through November 17, 2009 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 96087248.
FORWARD-LOOKING STATEMENTS
The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect the Company’s current views with respect to future events and present its estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made herein. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements including, but not limited to, our expected refinancing in the ordinary course of business our revolving line of credit coming due in August 2010, our ability to arrange appropriate financing and successfully construct and operate the replacement facility for the recently acquired facility in West Virginia, our ability to increase census at our renovated facilities, changes in governmental reimbursement, government regulation and health care reforms, any increases in the cost of borrowing under our credit agreements, our ability to comply with covenants contained in those credit agreements, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of regulatory proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, our ability to control costs, changes to our valuation of deferred tax assets, changes in occupancy rates in our facilities, changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations, the effect of changes in accounting policies as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as well as in its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
Advocat provides long term care services to patients in 50 skilled nursing centers, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: http://www.irinfo.com/avc.
-Financial Tables to Follow-

ADVOCAT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$12,126	$7,598
Receivables, net	25,290	23,503
Current portion of note receivable	—	466
Deferred income taxes	4,511	3,967
Other current assets	4,347	3,345

Total current assets	46,274	38,879

Property and equipment, net	37,161	37,456
Deferred income taxes	13,768	13,899
Note receivable, net	—	3,486
Acquired leasehold interest, net	9,860	10,149
Other assets, net	2,728	3,040

TOTAL ASSETS	$109,791	$106,909

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt	$3,567	$2,238
Trade accounts payable	5,352	4,600
Accrued expenses:
Payroll and employee benefits	10,884	9,545
Current portion of self-insurance reserves	7,842	6,469
Other current liabilities	5,127	5,142

Total current liabilities	32,772	27,994
Noncurrent Liabilities
Long-term debt, less current portion	25,328	30,172
Self-insurance reserves, less current portion	11,432	10,212
Other noncurrent liabilities	13,920	13,089

Total noncurrent liabilities	50,680	53,473

PREFERRED STOCK	6,617	7,891

SHAREHOLDERS’ EQUITY	19,722	17,551

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$109,791	$106,909

ADVOCAT INC.
CONSOLIDATED INCOME STATEMENTS
(Unaudited)
(In thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
PATIENT REVENUES, NET	$77,058	$72,206	$226,867	$214,517

EXPENSES:
Operating	61,824	58,297	179,452	169,832
Lease	5,869	5,753	17,430	17,203
Professional liability	902	278	7,099	636
General and administrative	4,618	4,642	13,992	13,848
Depreciation and amortization	1,528	1,355	4,412	3,914

	74,741	70,325	222,385	205,433

OPERATING INCOME	2,317	1,881	4,482	9,084

OTHER INCOME (EXPENSE):
Foreign currency transaction gain	—	(126)	191	(293)
Other income	—	—	549	—
Interest income	5	91	159	371
Interest expense	(456)	(692)	(1,423)	(2,226)

	(451)	(727)	(524)	(2,148)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,866	1,154	3,958	6,936
PROVISION FOR INCOME TAXES	(727)	(480)	(1,519)	(2,452)

NET INCOME FROM CONTINUING OPERATIONS	1,139	674	2,439	4,484
DISCONTINUED OPERATIONS:
Operating loss, net of tax benefit of $6, $4, $9 and $23, respectively	(7)	(4)	(14)	(35)

NET INCOME	1,132	670	2,425	4,449
PREFERRED STOCK DIVIDENDS	(86)	(86)	(258)	(258)

NET INCOME FOR COMMON STOCK	$1,046	$584	$2,167	$4,191

NET INCOME PER COMMON SHARE:
Per common share — basic
Income from continuing operations	$0.19	$0.10	$0.38	$0.74
Loss from discontinued operations	(0.01)	—	—	—

	$0.18	$0.10	$0.38	$0.74

Per common share — diluted
Income from continuing operations	$0.18	$0.10	$0.38	$0.71
Loss from discontinued operations	—	—	—	—

	$0.18	$0.10	$0.38	$0.71

COMMON STOCK DIVIDENDS DECLARED PER SHARE OF COMMON STOCK	$0.10	$—	$0.10	$—

WEIGHTED AVERAGE COMMON SHARES:
Basic	5,676	5,671	5,675	5,700

Diluted	5,747	5,859	5,742	5,919

ADVOCAT INC.
FUNDS PROVIDED BY OPERATIONS
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
NET INCOME	$1,132	$670	$2,425	$4,449
Discontinued operations	(7)	(4)	(14)	(35)

Net income from continuing operations	1,139	674	2,439	4,484
Adjustments to reconcile net income from continuing operations to funds provided by operations:
Depreciation and amortization	1,528	1,355	4,412	3,914
Provision for doubtful accounts	357	661	1,798	1,684
Deferred income tax provision (benefit)	75	320	(413)	273
Provision (benefit) for self-insured professional liability, net of cash payments	(656)	(1,605)	2,459	(3,636)
Stock-based compensation	162	234	556	645
Amortization of deferred balances	93	105	283	335
Provision for leases in excess of cash payments	324	454	978	1,371
Noncash gain on settlement of contingent liability	—	—	(549)	—
Other	—	99	(232)	197

FUNDS PROVIDED BY OPERATIONS	$3,022	$2,297	$11,731	$9,267

Reconciliation of funds provided by operations to cash flow from operating activities:
Funds provided by operations	$3,022	$2,297	11,731	$9,267
Changes in other assets and liabilities affecting operating activities:
Receivables, net	(629)	(283)	(3,585)	1,140
Prepaid expenses and other assets	(238)	558	(153)	(133)
Trade accounts payable and accrued expenses	369	1,854	1,564	(1,365)

Net cash provided by operating activities of continuing operations	$2,524	$4,426	$9,557	$8,909

Advocat provides financial measures using accounting principles generally accepted in the United States (GAAP) and using adjustments to GAAP (non-GAAP). These non-GAAP measures are not measurements under GAAP. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. Funds Provided by Operations is defined as cash flow from operating activities before changes in other assets and liabilities affecting operating activities. Management believes that Funds Provided by Operations is an important measurement of the Company’s performance because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred tax benefit and other non-cash charges. Since the definition of Funds Provided by Operations may vary among companies and industries, it should not be used as a measure of performance among companies.

ADVOCAT INC.
SELECTED OPERATING STATISTICS
SEPTEMBER 30, 2009
(Unaudited)

			For the Three Months Ended September 30, 2009
								Medicare	Medicaid
			Skilled					Room and	Room and
			Nursing				2009	Board	Board
	As of		Weighted	Occupancy			Q3	Revenue	Revenue
	September 30, 2009		Average	(Note 1)			Revenue	PPD	PPD
	Licensed	Available	Daily	Licensed	Available	Medicare	($ in millions)	2009	2009
Region	Beds	Beds	Census	Beds	Beds	Utilization	(Note 2)	(Note 3)	(Note 3)
Alabama	711	704	616	86.6%	87.5%	13.3%	$11.7	$409.30	$163.87
Arkansas	1,311	1,183	968	73.8%	81.8%	14.2%	16.1	377.55	144.97
Florida	502	462	396	78.9%	85.8%	8.5%	7.8	415.77	180.62
Kentucky (Note 4)	775	742	648	83.6%	87.4%	11.7%	12.5	412.72	172.69
Tennessee	617	586	486	78.8%	83.0%	14.2%	8.3	386.81	138.03
Texas	1,868	1,676	1,337	71.9%	80.7%	11.3%	20.4	421.32	121.22

Total	5,784	5,353	4,451	77.1%	83.4%	12.3%	$76.8	$402.69	$147.73

Note 1:	The number of “Licensed beds” is based on the licensed capacity of the facility. The Company has historically reported its occupancy based on licensed beds. The number of “Available Beds” represents “licensed beds” less beds removed from service. “Available beds” is subject to change based upon the needs of the facilities, including configuration of patient rooms and offices, status of beds (private, semi-private, ward, etc.) and renovations.

Note 2:	Total revenue for regions excludes approximately $0.3 million of ancillary services and other revenue for the three month period ended September 30, 2009.

Note 3:	These Medicare and Medicaid revenue rates include room and board revenues but do not include any ancillary revenues related to these patients.

Note 4:	The Kentucky region includes nursing centers in Kentucky, West Virginia and Ohio.

ADVOCAT INC.
SELECTED OPERATING STATISTICS OF RENOVATED FACILITIES
SEPTEMBER 30, 2009
(Unaudited)

	Occupancy(1)		Medicare Average Daily
			Census
	Q3	LTM(2)	Q3	LTM(2)
Renovation — Completion Date	2009	Prior	2009	Prior

1st renovation — January 2006	85.8%	64.9%	12.9	8.1
2nd renovation — July 2006	71.3%	71.2%	14.1	12.3
3rd renovation — August 2006	66.4%	45.1%	10.3	5.3
4th renovation — October 2006	82.4%	71.9%	9.9	8.6
5th renovation — February 2007	65.8%	56.2%	9.9	8.0
6th renovation — April 2007	52.6%	47.5%	9.6	12.7
7th renovation — July 2007	86.4%	85.0%	13.4	17.4
8th renovation — January 2008	74.8%	50.9%	10.6	8.9
9th renovation — October 2008	86.6%	83.0%	17.2	17.2
10th renovation — November 2008	87.1%	80.8%	14.9	12.2
11th renovation — March 2009	63.2%	62.5%	11.3	7.0

Total	74.7%	66.5%	134.1	117.7

(1)	Occupancy based on licensed beds.

(2)	Last Twelve Months prior to commencement of construction.
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